Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-209180 Post Holdings, Inc. 2016 Long-Term Incentive Plan

•	Form S-8 No. 333-179316 Post Holdings, Inc. Savings Investment Plan

•	Form S-8 No. 333-179315 Post Holdings, Inc. 2012 Incentive Stock Plan
Post Holdings, Inc. Deferred Compensation Plan for Key Employees
Post Holdings, Inc. Executive Savings Investment Plan

of our report dated June 15, 2017, with respect to the consolidated financial statements of Bob Evans Farms, Inc. as of April 28, 2017 and for the year then ended, included in this Current Report on Form 8-K/A of Post Holdings, Inc.

/s/ Ernst & Young LLP

Grandview Heights, Ohio
April 2, 2018